                      McCORMICK & COMPANY, INCORPORATED
                              18 LOVETON CIRCLE
                            SPARKS, MARYLAND 21152


      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 20, 2002

   The Annual Meeting of the Stockholders of McCormick & Company,
Incorporated will be held at the Hunt Valley Inn, Hunt Valley, Maryland at 10:00 a.m., March 20, 2002, for the purpose of considering and acting upon:

(a) the election of directors to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(b) the approval of the 2002 McCormick Mid-Term Incentive Plan, which is attached as Exhibit A to the Proxy Statement and which has been adopted by the Compensation Committee and the Board of Directors subject to the approval of the stockholders;

(c) the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2002 fiscal year; and

(d) any other matters that may properly come before such meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on January 31, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof. ONLY HOLDERS OF COMMON STOCK SHALL BE ENTITLED TO VOTE. Holders of Common Stock Non-Voting are welcome to attend and participate in this meeting.

IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE VOTE YOUR PROXY PROMPTLY BY TELEPHONE, BY INTERNET OR BY MAIL AS DIRECTED ON THE PROXY CARD IN ORDER THAT YOUR STOCK MAY BE VOTED AT THIS MEETING. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.

  February  15, 2002                                        Robert W. Skelton
                                                            Secretary

                               PROXY STATEMENT


                             GENERAL INFORMATION

   This Proxy Statement is furnished on or about February 15, 2002 to the holders of Common Stock in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time insofar as it has not been exercised. Such right of revocation is not limited or subject to compliance with any formal procedure. The shares represented by all proxies received will be voted in accordance with the instructions contained in the respective proxies. The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, electronic mail or personal interview. The Company also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company may reimburse them for their expenses in so doing.

   At the close of business on January 31, 2002, there were outstanding 7,912,180 shares of Common Stock which represent all of the outstanding voting securities of the Company. Except for certain voting limitations imposed by the Company's Charter on beneficial owners of ten percent or more of the outstanding Common Stock, each of said shares of Common Stock is entitled to one vote. Only holders of record of Common Stock at the close of business on January 31, 2002 will be entitled to vote at the meeting or any adjournments thereof.


                            PRINCIPAL STOCKHOLDERS

   On January 31, 2002, the assets of The McCormick 401(k) Retirement Plan (the "Plan") included 2,310,461 shares of the Company's Common Stock, which represented 29.2% of the outstanding shares of Common Stock. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the Common Stock for purposes of the voting limitations described in the Company's Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant's Plan account. The Plan's Investment Committee possesses investment discretion over the shares, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant's account. Membership on the Investment Committee consists of three directors, Francis A. Contino, Carroll
D. Nordhoff, and Karen D. Weatherholtz, and the Company's Vice President & Controller, Kenneth A. Kelly, Jr., the Company's Vice President & Treasurer, Christopher J. Kurtzman and the Company's Vice President, General Counsel & Secretary, Robert W. Skelton.

   Harry K. Wells and his wife Lois L.Wells, whose address is P. O. Box 409, Riderwood, Maryland 21139, held in two trusts 536,623 shares of Common Stock as of January 31, 2002, representing 6.8% of the outstanding shares of Common Stock.



                            ELECTION OF DIRECTORS


   The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a vacancy should occur, the proxy holders reserve the right to reduce the total number of nominations for election. There is no family relationship between any of the nominees.

   The following table shows, as of January 31, 2002, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board of Directors, the amount of securities beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as shown in the table, no nominee owns more than one percent of either class of the Company's Common Stock.

REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

                                                                              Year First
                                   Principal Occupation &                       Elected         Amount and Nature* of
Name                        Age    Business Experience                         Director          Beneficial Ownership
---------------------------------------------------------------------------------------------------------------------
                                                                                                               Common
                                                                                                                 Non-
                                                                                                 Common        Voting
                                                                                                 --------------------
Barry H. Beracha             59    Executive Vice President, Sara Lee               2000             1,898        250
                                   Corporation, and Chief Executive
                                   Officer, Sara Lee Bakery Group
                                   (August 2001 to present); Chairman
                                   of the Board & Chief Executive Officer,
                                   The Earthgrains Company (1993 to 2001)


James T. Brady               61    Managing Director - Mid-                         1998             1,911      3,510
                                   Atlantic, Ballantrae International,
                                   Ltd. (1999 to present); Consultant,
                                   (1998 to 1999); Secretary,
                                   Maryland Department of Business
                                   and Economic Development
                                   (1995 to 1998)


Francis A. Contino           56    Executive Vice President &                       1998            72,055     21,032
                                   Chief Financial Officer (1998
                                   to present); Managing Partner
                                   (Baltimore Office), Ernst &Young
                                   LLP (1995 to 1998)


Robert G. Davey              52    President - Global Industrial Group              1994           116,410     36,240
                                   (1998 to present);
                                   Executive Vice President &
                                   Chief Financial Officer (1996 to
                                   1998);


Edward S. Dunn, Jr.          58    President and Chief Executive Officer,           1998             2,929      3,649
                                   Colonial Williamsburg Company
                                   (June, 2001 to present); C.J. McNutt
                                   Chair in Food Marketing, St. Joseph's
                                   University (1998 to 2001); President,
                                   Dunn Consulting (1997 to present);
                                   President, Harris Teeter, Inc.
                                   (1989 to 1997)


                                      4


J. Michael Fitzpatrick       55    President & Chief Operating Officer,             2001                53          0
                                   Rohm and Haas Company (1999 to
                                   present); Vice President & Chief
                                   Technology Officer, Rohm and Haas
                                   Company (1995 to 1999)


Freeman A. Hrabowski, III    51    President, University of                         1997             5,518      3,796
                                   Maryland Baltimore County
                                   (1992 to present)


Robert J. Lawless            55    Chairman of the Board (1999 to                   1994           278,717     87,606
                                   present); President (1996 to present);                          (3.5%)
                                   Chief Executive Officer (1997 to
                                   present) & Chief Operating Officer
                                   (1995 to present); Executive Vice
                                   President (1995 to 1996)

John C. Molan                55    President - Europe, Middle East &                2000           116,449     39,637
                                   Africa (October 2000 to present);
                                   Group Vice President & Managing
                                   Director - Europe & Asia (1998 to
                                   2000); Vice President & Managing
                                   Director - Europe (1996 to 1998)


Carroll D. Nordhoff          56    Executive Vice President                         1991           120,330     32,859
                                   (1994 to present)


Robert W. Schroeder          56    President - U.S. Consumer                        1996            89,747     30,058
                                   Products Division (1999 to present);
                                   Vice President & General Manager
                                   McCormick/Schilling Division
                                   (1995 to 1999)


William E. Stevens           59    Chairman, BBI Group (2000 to                     1988             7,039     11,700
                                   present); Chairman and Chief
                                   Executive Officer, Wesmark Group
                                   (1999 to 2001); Executive Vice
                                   President, Mills & Partners,
                                   (1996 to 1999)

Karen D. Weatherholtz        51    Senior Vice President - Human                    1992            50,709     13,846
                                   Relations (1999 to present);
                                   Vice President - Human Relations
                                   (1988 to 1999)

Directors and Executive Officers as a Group
   (18 persons).....................................................................             1,036,916    359,774
                                                                                                  (12.1%)

 * Includes shares of Common Stock and Common Stock Non-Voting known to be beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or executive officer. Also includes the following numbers of shares which could be acquired within 60 days of January 31, 2002 pursuant to the exercise of stock options: Mr. Beracha - 250 shares of Common Stock, 250 shares of Common Stock Non-Voting; Mr. Brady - 750 shares of Common Stock, 750 shares of Common Stock Non-Voting; Mr. Contino - 61,951 shares of Common Stock, 20,651 shares of Common Stock Non-Voting; Mr. Davey - 90,148 shares of Common Stock, 30,050 shares of Common Stock Non-Voting; ; Mr. Dunn - 1,500 shares of Common Stock, 1,500 shares of Common Stock Non-Voting; Dr. Hrabowski - 3,400 shares of Common Stock, 3,500 shares of Common Stock Non-Voting; Mr. Lawless - 218,925 shares of Common Stock, 72,975 shares of Common Stock Non-Voting; Mr. Molan -112,275 shares of Common Stock, 37,424 shares of Common Stock Non-Voting; Mr. Nordhoff - 67,238 shares of Common Stock, 22,413 of Common Stock Non-Voting; Mr. Schroeder - 72,787 shares of Common Stock, 24,262 of Common Stock Non-Voting; Mr. Stevens - 3,500 shares of Common Stock, 3,500 shares of Common Stock Non-Voting; Ms. Weatherholtz - 32,774 shares of Common Stock, 10,924 shares of Common Stock Non-Voting; and directors and executive officers as a group -778,536 shares of Common Stock, 265,878 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Contino - 6,893 shares of Common Stock; Mr. Davey - 4,814 shares of Common Stock; Mr. Lawless -8,061 shares of Common Stock; Mr. Nordhoff - 8,901 shares of Common Stock; Mr. Schroeder - 4,773 shares of Common Stock; Ms. Weatherholtz - 9,339 shares of Common Stock; and directors and executive officers as a group - 52,353 shares of Common Stock. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Beracha -1,522 shares of Common Stock; Mr. Dunn - 661 shares of Common Stock; Dr. Fitzpatrick - 53 shares of Common Stock; and Dr. Hrabowski - 1,016 shares of Common Stock.

BOARD COMMITTEES

   The Board of Directors has established the following committees to perform certain specific functions. There is no Nominating Committee of the Board of Directors. Board Committee membership as of February 15, 2002 is listed below.

AUDIT COMMITTEE. This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Brady and Stevens and Dr. Hrabowski. The Audit Committee held four meetings during the last fiscal year.

COMPENSATION COMMITTEE. This Committee establishes and oversees executive compensation policy; makes decisions about base pay, incentive pay and any supplemental benefits for the Chief

Executive Officer, other members of the Executive Committee, and any other executives listed in the proxy statement as one of the five highest paid executives; and approves the grant of stock options, the timing of the grants, the price at which the options are to be offered, and the number of shares for which options are to be granted to employee directors and officers. In addition, the Committee oversees the process of CEO succession planning and reviews the Company's strategy for succession to other key leadership positions. The following directors are members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Beracha, Dunn and Stevens and Dr. Fitzpatrick and Dr. Hrabowski. None of the Committee members is an employee of the Company or is eligible to participate in any Company stock option program that is administered by the Committee. The Compensation Committee held four meetings during the last fiscal year.

EXECUTIVE COMMITTEE. This Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and subject to limitations of Maryland law. This Committee also reviews and approves all benefits and salaries of a limited group of senior executives and reviews and approves individual awards under approved stock option plans for all persons except directors and officers (see Compensation Committee). The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Contino, Davey, Lawless and Nordhoff. The Executive Committee held 20 meetings during the last fiscal year.

ATTENDANCE AT MEETINGS

   During the last fiscal year, there were seven meetings of the Board of Directors. All of the Directors were able to attend at least 75% of the total number of meetings of the Board and the Board Committees on which they served.

OTHER DIRECTORSHIPS

   Certain individuals nominated for election to the Board of Directors hold directorships in other companies. Mr. Beracha is a director of The Pepsi Bottling Group, Inc. and Transora, Inc. Mr. Brady is a director of Constellation Energy Group, Inc. and Allfirst Financial, Inc. Dr. Fitzpatrick is a director of Rohm and Haas Company and Carpenter Technology Corporation. Dr. Hrabowski is a director of Constellation Energy Group, Inc.,
 The Baltimore Equitable Society and Mercantile Shareholders Corporation. Mr. Lawless is a director of The Baltimore Life Insurance Company, Carpenter Technology Corporation and Constellation Energy Group, Inc. Mr. Stevens is a director of MEMC Electronic Materials, Inc.

                       REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

   The Company's compensation program is designed (a) to attract, retain and motivate highly talented individuals through a combination of base pay and performance-based incentive awards; (b) to enhance the identity of the employees' interests with the interests of the Company's stockholders; and
(c) to reward individual performance based on the achievement of the Company's financial goals and strategic objectives. The structure and benefits of the compensation program must be competitive with other programs for similarly placed employees of food and other manufacturing companies of a size similar to the Company. Independent compensation consultants are retained from time to time for advice and guidance in assessing whether the Company's compensation program is competitive. Most recently, Sibson & Company was retained to conduct a study for such purposes and, based on the study, concluded that, although enhancements may be appropriate for certain aspects of the Company's longer term incentive awards, the Company's compensation program is generally competitive.

SALARIES

   Salaries of the Company's senior management employees are reviewed, and where appropriate, adjusted annually. Salary ranges are established for each senior management position based on the marketplace median for that position and a salary is assigned to the manager within that range based on individual performance, prior experience and contribution to the financial goals and strategic objectives of the Company. Salaries for the Company's chief executive officer and its five other highest paid executive officers are reviewed and approved by the Compensation Committee. Salaries for other senior management employees are reviewed and approved by the Executive Committee.

INCENTIVE AWARDS

   Annual bonuses are paid to senior management employees pursuant to a formula. A limited number of corporate executives are paid a bonus based upon the achievement of specified levels of earnings growth. Other corporate executives and general managers of subsidiaries and divisions are paid a bonus based on the achievement of specified operating profit and working capital targets as well as earnings growth targets. If the targeted performance is achieved, a bonus is paid in an amount equal to either a percentage of salary or a percentage of the midpoint of the salary range for the employee's position. If performance exceeds targeted levels, an employee may be paid up to twice that amount. If the targets are not achieved, no bonus is paid. Annual bonuses for the Company's chief executive officer and its five other highest paid executive officers are reviewed and approved by the Compensation Committee. Bonuses for other senior management employees are reviewed and approved by the Executive Committee.

   The Company also has a mid-term incentive program which was first adopted, with the approval of the Company's stockholders, in 1998. The 1998 plan is described in the Company's proxy statement dated February 18, 1998. In November 2001, the Compensation Committee adopted, subject to stockholder approval, the 2002 Mid-Term Incentive Plan, a copy of which is attached to this proxy statement as Exhibit A. Please see pages 17 to 19 of this proxy statement for a summary of the Plan. Benefits under this program are paid upon the achievement of established targets for sales growth and total shareholder return over a period of three years. The targets are established prior to the commencement of each three year cycle. The Company believes that this program plays an important role in aligning the compensation of executives with the key financial goals which drive the Company's success and create shareholder value. Participation in the program is limited to those few executives who are in positions which have a significant impact on the achievement of the goals and who must provide the long term strategic leadership necessary to accomplish the goals. The mid-term incentive program is administered by the Compensation Committee.

   The Company has regularly granted stock options to its key management employees since the mid-1960's. The Company continues to believe that the stock option programs are an effective vehicle for causing its key management employees to identify with the interests of its stockholders. The number of shares for which an option is granted is determined by the wage grade assigned to the executive although additional shares are occasionally awarded to an individual for exemplary performance. Each of the option agreements contains a vesting schedule which provides an inducement to employees to remain in the employment of the Company in order to maximize the economic benefit of the option. The Compensation Committee is responsible for the administration of the stock option plan with respect to the Company's officers and directors. The Executive Committee administers the plan for all other participants.

CHIEF EXECUTIVE OFFICER COMPENSATION

   Compensation for the Company's chief executive officer is structured the same as compensation for other senior management employees. As disclosed in the Table on page 11 of this proxy statement, Mr. Lawless' compensation for 2001 consisted of a salary, a cash bonus and a grant of an option under the Company's stock option plan. In addition, he was paid a fee for his membership on the Board of Directors. The criteria used by the Committee in determining the amount of compensation paid to Mr. Lawless were the same as those previously disclosed in this Report for other senior management employees.

Submitted by:

      COMPENSATION COMMITTEE                      EXECUTIVE COMMITTEE

      William E. Stevens, Chairman                Robert J. Lawless, Chairman
      Barry H. Beracha                            Francis A. Contino
      Edward S. Dunn, Jr.                         Robert G. Davey
      J. Michael Fitzpatrick                      Carroll D. Nordhoff
      Freeman A. Hrabowski, III

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Until the appointment of Dr. Fitzpatrick in November 2001, the Compensation Committee consisted of Messrs. Stevens, Beracha and Dunn and Dr. Hrabowski. No member of the Committee is an officer or an employee of the Company or any of its subsidiaries, and no member has any interlocking or insider relationships with the Company which are required to be reported under applicable rules and regulations of the Securities and Exchange Commission.

   At the close of fiscal year 2001, members of the Executive Committee were Messrs. Lawless, Contino, Davey and Nordhoff. All are employees and executive officers of the Company. The table beginning at page 4 of this proxy statement sets forth the business experience of each of the members.

                          SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during each of the fiscal years ended November 30, 2001, 2000 and 1999 to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers who were executive officers on the last day of the 2001 fiscal year, determined by reference to total salary and bonus paid to such individuals for the 2001 fiscal year.


-------------------------------------------------------------------------------------------------------------------------
                                        Annual Compensation                     Long Term Compensation
-------------------------------------------------------------------------------------------------------
                                                                                 Awards        Payouts
                                                                               ------------------------
                              Fiscal      (1)          (1)      Other Annual   Securities        (2)             (3)
Name and Principal             Year      Salary       Bonus     Compensation   Underlying       LTIP          All Other
     Position                             ($)          ($)          ($)        Options/SARs    Payouts       Compensation
                                                                                  (#)            ($)             ($)
-------------------------------------------------------------------------------------------------------------------------
ROBERT J. LAWLESS              2001      701,367    1,120,000       (4)         143,000           0            19,507
Chairman of the Board,         2000      633,033      899,600                   113,000        955,500         13,958
President & Chief              1999      583,033      786,200                    83,800           0             9,745
Executive Officer

ROBERT G. DAVEY                2001      434,700      473,000       (4)          65,000           0            15,407
President-Global               2000      405,117      422,000                    58,000        336,000          9,909
Industrial Group               1999      380,950      395,200                    42,700           0             7,816

FRANCIS A. CONTINO             2001      365,700      360,000       (4)          50,000           0            14,096
Executive Vice                 2000      347,367      355,000                    43,000        262,500          5,383
President &                    1999      326,367      301,000                    31,800           0             3,136
Chief Financial Officer

CARROLL D. NORDHOFF            2001      319,117      313,000       (4)          50,000           0            13,717
Executive Vice                 2000      306,373      310,000                    43,000        309,750          8,254
President                      1999      292,283      301,000                    31,800           0             6,910

ROBERT W. SCHROEDER            2001      350,950      269,598       (4)          48,000           0            14,066
President-U.S.                 2000      318,033      176,748                    33,500        246,750          7,828
Consumer Products              1999      285,967      191,000                    26,400           0             6,426
Division
------------------------------------------------------------------------------------------------------------------------------

(1) Includes Corporate Board of Directors fees and service awards. Compensation deferred at the election of the named officer is included in the category and year it would have otherwise been reported had it not been deferred.

(2) Amounts shown as "LTIP Payouts" are payments under the three-year cycle of the Mid-Term Incentive Program for the period ended November 30, 2000. Awards were paid in shares of restricted stock of the Company based on the stock price on November 30, 2000.

(3) Amounts paid or accrued under the Company's 401(k) Retirement Plan for the accounts of such individuals. The stated figures represent the amounts that would have been contributed to the individual's account under the Company's 401(k) Retirement Plan but for certain limits imposed by the Internal Revenue Code. Amounts in excess of these limits were paid in cash to these individuals as follows: In 2001, for Messrs. Contino, Davey, Lawless, Nordhoff and Schroeder the excess amounts were $3,037, $4,347, $8,448, $2,658 and $3,007, respectively; in 2000 for Messrs.
    Davey, Lawless, Nordhoff and Schroeder the excess amounts were $4,526, $8,575, $2,871 and $2,445, respectively; in 1999 for Messrs. Davey, Lawless, Nordhoff and Schroeder the excess amounts were $2,433, $4,362, $1,528 and $1,237, respectively.

(4) There is no amount of other annual compensation that is required to be reported.


                          COMPENSATION OF DIRECTORS

   Corporate Board of Directors fees are paid at the rate of $7,200 per year for each director who is an employee of the Company. Fees paid to each director who is not an employee of the Company consist of an annual retainer fee of $25,000 in cash, $10,000 in Common Stock of the Company, and $1,250 for each Board meeting attended. Non-employee directors serving on Board Committees receive $1,000 for each Committee meeting attended, with Committee chairs receiving an additional $250 for each Committee meeting attended. Under the Directors' Non-Qualified Stock Option Plan, each year non-employee directors are granted options for 1,250 shares of Common Stock and 1,250 shares of Common Stock Non-Voting.

                              PENSION PLAN TABLE

   The following table shows the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 65) to participants in the designated average compensation and years of service classifications:

---------------------------------------------------------------------------------------------------
    AVERAGE                                       YEARS OF SERVICE
  COMPENSATION      10 YEARS     15 YEARS      20 YEARS      25 YEARS     30 YEARS       35 Years
---------------------------------------------------------------------------------------------------
    $500,000         $83,886     $125,828      $167,770      $209,713     $251,655       $294,222
    $600,000        $101,286     $151,928      $202,570      $253,213     $303,855       $355,122
    $700,000        $118,686     $178,028      $237,370      $296,713     $356,055       $416,022
    $800,000        $136,086     $204,128      $272,170      $340,213     $408,255       $476,922
    $900,000        $153,486     $230,228      $306,970      $383,713     $460,455       $537,822
   $1,000,000       $170,886     $256,328      $341,770      $427,213     $512,655       $598,722
   $1,100,000       $188,286     $282,428      $376,570      $470,713     $564,855       $659,622
   $1,200,000       $205,686     $308,528      $411,370      $514,213     $617,055       $720,522
   $1,300,000       $223,086     $334,628      $458,170      $557,713     $687,255       $802,422
   $1,400,000       $240,486     $360,728      $480,970      $601,213     $721,455       $842,322
---------------------------------------------------------------------------------------------------

   The Company's Pension Plan is non-contributory. A majority of the employees of the Company and participating subsidiaries are eligible to participate in the Plan upon completing one year of service and attaining age
21. The Plan provides benefits (which are reduced by an amount equal to 50% of the participant's Social Security benefit) based on an average of the participant's highest five consecutive 12-month periods of compensation, excluding any cash bonuses, and length of service. The Company has a supplement to its Pension Plan to provide a limited group of its senior executives with an inducement to retire before age 65. That group of senior executives will receive credit for additional service for employment after age 55. The supplement includes a significant portion of the senior executives' bonuses in the calculation of pension benefits and provides that if a senior executive with Company service outside the U.S. retires after serving at least his or her last three years in the U.S., all of the executive's years of Company service, including years of service with foreign subsidiaries of the Company, will be counted in calculating pension benefits. The group of senior executives includes those listed in the table on page 11.

   For purposes of calculating the pension benefit, the average of the highest five consecutive 12-month periods of compensation for the executives listed in the compensation table as of November 30, 2001 is as follows: Mr. Contino - $614,595; Mr. Davey - $696,995; Mr. Lawless - $1,269,248; Mr.
Nordhoff - $538,059; Mr. Schroeder - $476,385. The years of credited service for these executives as of the same date (including, for Messrs. Lawless and Davey, service with foreign subsidiaries of the Company) are: Mr. Contino -3.5; Mr. Davey - 24.5; Mr. Lawless - 25; Mr. Nordhoff - 31; Mr. Schroeder -16.

   In 1999, the Company adopted a deferred compensation plan which allows a limited number of management employees to defer the payment of portions of salary and bonus. Plan participants may invest their deferred compensation in any one or a combination of the plan's investment funds. In most cases, deferred amounts plus earnings are paid out upon the participant's retirement or termination of employment.

                                STOCK OPTIONS

   During the last fiscal year, the Company has granted stock options to certain employees, including executive officers, pursuant to stock option plans approved by the Company's stockholders.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------------------------------------------------
                                                                                                  Potential
                                                                                               Realizable Value
                                                                                                  At Assumed
                                                                                                Annual Rates of
                                                                                                  Stock Price
                                                                                                Appreciation For
                                                                                                Option Term ($)**
-------------------------------------------------------------------------------------------------------------------------
                              Individual Grants*
-------------------------------------------------------------------------------------------------------------------------
                           Number of      % of Total      Exercise or   Expiration
                          Securities     Options/SARs       Base           Date
    Name                  Underlying      Granted To        Price
                         Options/SARs    Employees in     ($/Shares)
                          Granted (#)     Fiscal Year                                    0%         5%            10%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Robert J. Lawless           143,000          6.48%         $35.6875      1/22/2011       $0     $3,056,584     $7,889,959
-------------------------------------------------------------------------------------------------------------------------
Robert G. Davey             65,000           2.94%         $35.6875      1/22/2011       $0     $1,389,356     $3,586,345
-------------------------------------------------------------------------------------------------------------------------
Francis A. Contino          50,000           2.27%         $35.6875      1/22/2011       $0     $1,068,736     $2,758,727
-------------------------------------------------------------------------------------------------------------------------
Carroll D. Nordhoff         50,000           2.27%         $35.6875      1/22/2011       $0     $1,068,736     $2,758,727
-------------------------------------------------------------------------------------------------------------------------
Robert W. Schroeder         48,000           2.17%         $35.6875      1/22/2011       $0     $1,025,986     $2,648,378
-------------------------------------------------------------------------------------------------------------------------

* The stock options are exercisable cumulatively as follows: none of the shares granted during the first year of the option; not more than 25% of the shares granted during the second year of the option; not more than 50% of the shares granted during the third year of the option, less any shares for which the option has been previously exercised; not more than 75% of the shares granted during the fourth year of the option, less any shares for which the option has been previously exercised; and 100% of the shares granted, less any portion of such option previously exercised, at any time during the period between the end of the fourth year of the option and the expiration date. All stock options granted under the stock option plans become fully exercisable in the event of a change in control of the Company. Approximately 500 employees of the Company were granted options under the Company's option plans during the last fiscal year.

** The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% compounded annual rates set by the Securities and Exchange Commission, and therefore are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation assume that the price of the Company's Common Stock increases $21.37 and $55.17 per share, respectively, over the 10-year term of the options. If the named executives realize these values, the Company's stockholders will realize aggregate appreciation in the price of the approximately 69.3 million shares of the Company's Common Stock and Common Stock Non-Voting outstanding as of January 31, 2002 of approximately $1.5 billion and $ 3.8 billion, over the same period.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND
                       FISCAL YEAR-END OPTION/SAR VALUES


--------------------------------------------------------------------------------------------------------------------------
                                                                                                     Value of Unexercised
                                                                        Number of Shares                 In-the-Money
                          Shares Acquired          Value             Underlying Unexercised              Options/SARs
         Name             on Exercise (#)       Realized ($)         Options/SARs at FY-End              at FY-End ($)
                                                                               (#)                       Exercisable/
                                                                    Exercisable/Unexercisable            Unexercisable
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Robert J. Lawless              25,000            $361,661               181,879 / 294,721           $2,661,191/ $3,483,582
--------------------------------------------------------------------------------------------------------------------------
Robert G. Davey                42,277            $791,513                64,951 / 143,672            $854,472 / $1,794,661
--------------------------------------------------------------------------------------------------------------------------
Francis A. Contino               0                  0                    51,402 / 106,398            $705,182 / $1,277,293
--------------------------------------------------------------------------------------------------------------------------
Carroll D. Nordhoff            4,469             $74,141                 74,979 / 110,221           $1,123,267 / 1,339,813
--------------------------------------------------------------------------------------------------------------------------
Robert W. Schroeder           14,800            $274,274                 59,352 / 97,048             $878,091 / $1,145,531
--------------------------------------------------------------------------------------------------------------------------

                 PERFORMANCE GRAPH - SHAREHOLDER RETURN


Set forth below is a line graph comparing the yearly percent change in the Company's cumulative total shareholder return (stock price appreciation plus reinvestment of dividends) on the Company's Common Stock with (i) the cumulative total return of the Standard & Poor's 500 Stock Price Index, assuming reinvestment of dividends, and (ii) the cumulative total return of the Standard & Poor's Food Products Index, assuming reinvestment of dividends.


                             1996     1997     1998     1999     2000     2001
McCormick                    100      110      142      139      166      195
S&P 500                      100      129      159      192      184      162
S&P Food                     100      134      151      124      143      147

The graph assumes that $100 was invested on December 1, 1996 in McCormick & Company, Incorporated Common Stock, the Standard & Poor's 500 Stock Price Index and the Standard & Poor's Food Products Index, and that all dividends were reinvested.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of the Company. To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended November 30, 2001, no director or executive officer of the Company failed to file on a timely basis reports required by Section 16(a).


               THE 2002 McCORMICK MID-TERM INCENTIVE PLAN

   On March 18, 1998, stockholders approved the Company's first Mid-Term Incentive Program. The Program was designed to create incentives for the Company's most senior executive officers and other key employees to achieve long-term key financial goals and strategic objectives for the Company, thereby increasing stockholder value. The Compensation Committee believes that the 1998 Program was successful in achieving its objectives and has approved a new 2002 Mid-Term Incentive Plan ("MTIP"). Upon recommendation of the Committee, the Board of Directors approved the MTIP on January 22, 2002, subject to stockholder approval. The Company is seeking stockholder approval of the MTIP to qualify compensation paid under the MTIP as "qualified performance-based compensation," as defined in Section 162(m) of the Internal Revenue Code (the "Code"). The following is only a summary of certain material features of the MTIP. The full text of the MTIP is attached as Exhibit A. The Compensation Committee recommends approval of the MTIP.

   The MTIP is designed to provide an incentive to a limited number of the Company's most senior executives to take actions to cause the Company to achieve targeted objectives for sales growth and total shareholder return. The MTIP would be comprised of several three-year cycles. The commencement date of each cycle is subject to the discretion of the Compensation Committee, which has determined that the first three-year cycle would start on December 1, 2001.

   Prior to the commencement of each cycle, the Company will establish, with the approval of the Compensation Committee, a goal for sales growth and total shareholder return. As used in the MTIP, "total shareholder return" means the increase (or decrease) in fair market value of a share of common stock, together with dividends deemed reinvested, during the cycle. Total shareholder return for the Company during a cycle will be compared to the total shareholder return of other companies in the "Peer Group" defined in the MTIP. For the first cycle, the Peer Group is the S&P Food Products Index. The amount of benefit to be paid under the MTIP to participants depends on the extent to which the sales growth target is achieved and also on the relative position of the Company, based on its total shareholder return for the three-year cycle, as compared to other companies in the Peer Group. Payments will be adjusted if actual performance over the cycle is greater than or less than the goals. Payment will be in the form of shares of McCormick Common Stock based on the value of such shares at the time that the payment is due. The MTIP provides that the maximum benefit that may be paid to the highest level participant at the end of any three-year cycle shall not exceed the fair market value of one hundred thousand (100,000) shares of the Common Stock of the Company.

   The Compensation Committee will administer the MTIP and will designate as participants those key executives who are in positions which have a significant impact on the achievement of the Company's objectives for sales growth and total shareholder return. Directors of the Company who are not also employees of the Company are not eligible to participate in the MTIP. For the cycle beginning December 1, 2001, the Company has named six key executives as participants, including Messrs. Lawless, Contino, Davey, Nordhoff and Schroeder.

   Participants will become vested in MTIP benefits upon completion of each three-year cycle, except for special circumstances, such as retirement, death or disability. If a participant's employment terminates prior to the completion of a cycle as a result of retirement, death or disability, a pro rata benefit is paid based on the participant's length of service in the cycle. If a participant terminates employment voluntarily or is terminated involuntarily for cause during a cycle, all benefits under the current cycle are forfeited.

   In general, upon receipt of shares of stock pursuant to the MTIP, it is expected that recipients will recognize ordinary income for U.S. income tax purposes. Subject to the usual rules concerning reasonable compensation, and assuming as expected that compensation paid under the MTIP is "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the Company will be entitled to a tax deduction for that same amount at the time a participant recognizes ordinary income.

   The shares of stock issued to MTIP participants will not be registered under the Securities Act of 1933, and will, therefore, be "restricted" securities upon issuance. Recipients will be required to make a Section 83(b) election under the Internal Revenue Code.

REQUIRED VOTE OF STOCKHOLDERS

   The affirmative vote of the holders of a majority of shares of Common Stock, present in person or by proxy, voted at the meeting, is required for approval of the MTIP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 2002 MCCORMICK MID-TERM INCENTIVE PLAN.

NEW PLAN BENEFITS

   Regulations of the Securities and Exchange Commission call for a table setting forth the amounts that will be received by (i) the Chief Executive Officer and the four other executive officers named on page 11 of this proxy statement, (ii) the Company's executive officers as a group, (iii) directors who are not executive officers as a group, and (iv) all employees, including officers who are not executive officers, as a group, under the Plan being submitted to the stockholders for approval, if such amounts are determinable. If such amounts are not determinable, which is the case for the MTIP, the Company is required to set out the amounts which would have been received for the last fiscal year if the plans had been in effect. In the case of the MTIP, the Company is unable to provide meaningful information as to amounts which would have been received for the last fiscal year if the Plan had been in effect, since payment, if any, is entirely dependent on comparing two variables at a future point in time. The awards paid under earlier performance cycles of the Mid-Term Incentive Program adopted in 1998 are included under "LTIP Payouts" in the Summary Compensation Table on page 11.

                         REPORT OF AUDIT COMMITTEE
                                    AND
                      FEES OF INDEPENDENT ACCOUNTANTS

REPORT OF AUDIT COMMITTEE

   The Board of Directors of the Company has adopted a charter for the Audit Committee that charges the Committee with the responsibility for, among other things, reviewing the Company's audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed the Company's audited financial statements with management and it has discussed the matters required to be discussed by Statement of Auditing Standards 61, as amended, with the independent auditors. In addition, the Committee has reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from the Company's independent accountants, and has discussed the independent accountants' independence with them. The Audit Committee has reviewed the fees of the independent accountants for non-audit services and believes that such fees are compatible with the independence of the independent accountants.

   Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended November 30, 2001.

   The members of the Audit Committee are "independent" as defined in Sections 303.01(B)(2)(a) and (B)(3) of the New York Stock Exchange's listing standards.

                                          James T. Brady, Chairman
                                          Freeman A. Hrabowski, III
                                          William E. Stevens

FEES OF INDEPENDENT ACCOUNTANTS

   The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the most recent fiscal year and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year were $1.1 million. Audit-related fees for the fiscal year were $2.4 million. No professional services were rendered or fees billed by Ernst & Young LLP for financial information systems design and implementation for the most recent fiscal year. The aggregate fees billed for professional services rendered by Ernst & Young LLP other than audit fees, (but including and audited-related fees) for the most recent fiscal year were $3.8 million.

                 RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors, upon recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as the independent auditors of the Company for the current fiscal year subject to ratification by the stockholders of the Company. Ernst & Young LLP were first appointed to serve as independent auditors of the Company in 1982 and are considered by management of the Company to be well qualified.

   Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION.


                              OTHER MATTERS

   Management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.


                            VOTING PROCEDURES

   Each matter submitted to the stockholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the matter. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum.

   Stockholder votes are tabulated by Wells Fargo Bank Minnesota, N.A., the Company's transfer agent. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration; proxy cards that are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Abstentions and broker non-votes with respect to a proposal are not counted as favorable votes, and therefore have the same effect as a vote against the proposal.

               HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

   The Securities and Exchange Commission recently approved a new rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single set of our annual report and proxy statement to any household at which two or more stockholders reside if we believe that the stockholders are members of the same family. This rule benefits both stockholders and the Company. It reduces the volume of duplicate information received at your house and helps to reduce the Company's expenses. Each stockholder will continue to receive a separate proxy card.

   If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact our transfer agent, Wells Fargo Bank Minnesota, N.A., by calling their toll-free number, 800-468-9716.

   If you would like to receive your own set of the Company's annual disclosure documents in future years, please follow the directions below. Similarly, if you share an address with another McCormick stockholder and together both of you wish to receive only a single set of the Company's annual disclosure documents, please follow these directions:

   Please contact our transfer agent, Wells Fargo Bank, and inform them of your request by calling them at 800-468-9716 or writing to them at P.O. Box 64854, St. Paul, MN 55164-0854.


              STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   Proposals of stockholders to be presented at the 2003 Annual Meeting must be received by the Secretary of the Company prior to October 20, 2002 to be considered for inclusion in the 2003 proxy material.

EXHIBIT A

                 2002 McCORMICK MID-TERM INCENTIVE PLAN


ARTICLE I. ESTABLISHMENT:

On November 20, 2001, the Compensation Committee of the Board of Directors of McCormick & Company, Incorporated (the "Company") approved and adopted a mid-term incentive plan for executives as described herein, which plan shall be known as the "2002 McCormick Mid-Term Incentive Plan" (the "Plan"). The Plan shall be effective for all Performance Cycles (as defined below) commencing on or after December 1, 2001, subject to its approval by the stockholders of the Company. No payments shall be made pursuant to the Plan until after the Plan has been approved by the stockholders of the Company.

ARTICLE II. PURPOSE:

The Plan is designed to reinforce key strategic objectives of the Company and advance the interests of the Company's stockholders by attracting and retaining key executives, and by rewarding such executives for taking actions which increase sales growth and enhance shareholder return over three-year periods ("Performance Cycles").

ARTICLE III. ADMINISTRATION:

3.1 COMPOSITION OF THE COMMITTEE: The Plan shall be administered by the Compensation Committee of the Company's Board of Directors, or a successor committee (the "Committee"), which shall consist of members appointed from time to time by the Board of Directors and shall be comprised of not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee administering the Plan shall be composed solely of "outside directors" within the meaning of Section 162(m) of the Code.

3.2 POWER AND AUTHORITY OF THE COMMITTEE: The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to: (a) establish, amend, suspend, terminate or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan; (b) construe, interpret and administer the Plan, and any instrument or agreement relating thereto, or to an Award (as defined below in Section 3.4) made under the Plan; and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan, or any instrument or agreement relating thereto, or to an Award made under the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, holders of Awards, and their legal representatives and beneficiaries, and employees of the Company or of any "Affiliate" of the Company. For purposes of the Plan, and any instrument or agreement relating thereto, or to an Award made under the Plan, the term "Affiliate" shall mean any entity that, directly or indirectly, through one or more intermediaries, is controlled by the Company and any entity in which the Company has a significant equity interest, in each case as determined by the Committee in its sole discretion.

3.3 DELEGATION: The Committee may delegate its powers and duties under the Plan to one or more officers of the Company or any Affiliate, or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its power to
      (a) amend the Plan as provided in Article IX hereof, or (b) make determinations regarding Awards.

3.4 QUALIFIED PERFORMANCE-BASED COMPENSATION: An opportunity to receive compensation pursuant to the Plan (hereinafter referred to as an "Award") is intended to be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. The following requirements shall apply to each Award made under the Plan:

      (a) The Plan shall have been approved by the stockholders of the Company at the Company's 2002 annual meeting of stockholders.

      (b) The right to receive payment pursuant to an Award shall be determined solely on account of the attainment of the pre-established objective performance goals selected by the Committee in connection with the grant of the Award. Such goals shall be based on (i) cumulative consolidated net sales growth, and (ii) cumulative total shareholder return compared to pre-selected peer groups as described below in Article 5.2. While the amount of an Award may vary among Participants (as defined below in Article 4.2), the goals established by the Committee for an Award Cycle shall apply to all Participants in the same manner.

      (c) The commencement date of each three-year Performance Cycle shall be determined by the Committee. New Performance Cycles may be established by the Committee each year, or every second year, or at such other intervals as the Committee may deem appropriate.

      (d) Not later than 90 days after the beginning of each Performance Cycle selected by the Committee, it shall: (i) designate the Performance Cycle and all Participants for such Performance Cycle; (ii) designate the Peer Group (as defined below in Article 5.2(b)); and (iii) establish objective performance factors for all

            Participants for that Performance Cycle on the basis of cumulative sales growth and total shareholder returns for the selected Peer Group.

      (e) Following the close of each Performance Cycle and prior to payment of any amount to any Participant under the Plan, the Committee must certify the attainment of the performance factors upon which any Awards to Participants for that Performance Cycle are to be based.

      (f) The maximum amount which may be paid to any Participant pursuant to any Award with respect to any Performance Cycle shall not exceed the fair market value of one hundred thousand (100,000) shares of the Common Stock of the Company, determined in the manner provided in
            Article 5.2 (b)(ii) for determining "fair market value" at the end of the Performance Cycle.

      (g) Each of the foregoing provisions, and all of the other terms and conditions of the Plan as it applies to any Award, shall be interpreted in such a fashion so as to qualify all compensation paid thereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

ARTICLE IV. ELIGIBILITY AND PARTICIPATION:

4.1 ELIGIBILITY: The Plan is unfunded and is maintained by the Company for a select group of senior executives. In order to be eligible to participate in the Plan, an employee of the Company or of its Affiliates must be selected by the Committee. In determining the employees who will participate in the Plan, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and such other factors as the Committee, in its sole discretion, shall deem relevant. A director of the Company or of an Affiliate who is not also an employee of the Company or an Affiliate shall not be eligible to participate in the Plan. No member of the Committee shall be eligible to participate in the Plan.

4.2 PARTICIPATION: The Committee shall determine the employees to be granted an Award, the amount of each Award, the time or times when Awards will be made, the period of time to be included in each Performance Cycle, and all other terms and conditions of each Award. The Awards need not be the same for all recipients of an Award (the "Participant") or for Participants similarly situated, except that the performance goals applicable to each Award shall be applied to all Participants for an Award Cycle in the same manner, as described below in Article 5.2. The Committee's decision to approve an Award to an employee in any year shall not require the Committee to approve a similar Award or any Award at all to that employee or any other employee or person at any future date. The Company and the Committee shall not have any obligation for uniformity of treatment of any person, including, but not limited to, Participants and their legal representatives and beneficiaries and employees of the Company or of any Affiliate.

4.3 EMPLOYMENT: In the absence of any specific agreement to the contrary, no Award to a Participant under the Plan shall affect any right of the Company, or of any Affiliate of the Company, to terminate, with or without cause, the Participant's employment with the Company or any Affiliate at any time. Neither the establishment of the Plan, nor the granting of any Award hereunder, shall give any Participant (a) any rights to remain employed by the Company or any Affiliate; (b) any benefits not specifically provided for herein or in any Award granted hereunder; or (c) any rights to prevent the Company or any Affiliate from modifying, amending or terminating any of its other benefit plans of any nature whatsoever.

ARTICLE V. AWARDS:

5.1 GENERAL: The Committee shall determine the Award or Awards to be made to each Participant, and each Award shall be subject to the terms and conditions of the Plan. An Award shall be made solely in the form of a statement of a dollar amount based on attaining a specific targeted goal, subject to an increase in such amount for exceeding the targeted goal or a reduction for failing to meet the targeted goal but exceeding the minimum goal. Failure to attain the minimum goal causes the Award to be forfeited. Awards may be granted singly or in combination, or in addition to, in tandem with, or in substitution for, any grants or rights under any other employee or compensation plan of the Company or of any Affiliate.

5.2 AWARDS: Subject to the discretion of the Committee to reduce an Award, as provided below in Article 5.4, the payment to be made to a Participant on account of an Award shall be determined based on:

      (a) Cumulative consolidated net sales growth of the Company during the Performance Cycle (excluding the effects on sales growth of acquisitions and divestitures occurring during the Performance Cycle) compared to the objective set by the Committee for such sales growth at the commencement of the Performance Cycle; and

      (b) Total shareholder return ranked against a peer group in the following manner:

           (i) The Committee shall designate a number of companies listed on the New York Stock Exchange or American Stock Exchange, or quoted on NASDAQ, selected by the Committee in its sole discretion as comparable to the Company (the "Peer Group"). In the event any Peer Group companies are not thereafter listed on either the New York Stock Exchange or American Stock Exchange, or quoted on NASDAQ, during the Performance Cycle, such companies will drop out of the Peer Group, and the size of the Peer Group shall be reduced accordingly.

           (ii) The Committee shall determine fair market value of a share of the common stock of each company in the Peer Group, and of the Company, as of the beginning and the end of the Performance Cycle. For purposes of the Plan, "fair market value" shall be: (a) the average of the closing price of a company's common stock on the New York Stock Exchange or on the American Stock Exchange for the ten trading days designated by the Committee at the beginning and end of the Performance Cycle; and (b) if the common stock is not listed on the New York Stock Exchange or the American Stock Exchange but is quoted on NASDAQ, the average of the last sale (National Market System) or the average between the highest bid and lowest asked prices for a share of common stock (National List) as quoted on NASDAQ for the ten trading days designated by the Committee at the beginning and end of the Performance Cycle.

           (iii) Within thirty days after the end of any Performance Cycle, the Committee shall calculate the total shareholder return for each company remaining in the Peer Group and for the Company. For purposes of the Plan, "total shareholder return" shall be calculated as follows for each company in the Peer Group and for the Company. The fair market value of a share of common stock shall be determined for each Peer Group company and the Company at the beginning of the Performance Period (the "Beginning Value"). During the Performance Cycle each dividend paid by any Peer Group company and the Company on a share of common stock shall be deemed invested in that company's common stock at the closing price of such stock on the date the dividend was paid. At the end of the Performance Cycle, the fair market value of a share of common stock plus the fair market value of any additional whole or fractional share of common stock deemed purchased with dividends shall be determined for each remaining Peer Group company and the Company (the "Ending Value"). In the event of stock splits or other recapitalizations (excepting stock repurchases or issuances of new stock for acquisitions), the Committee shall make such adjustment as it deems appropriate to maintain comparability between the Beginning Value and Ending Value. The percentage increase (or decrease) of Ending Value compared to Beginning Value is the total shareholder return.

           (iv) The Peer Group companies and the Company will be ranked according to total shareholder return during the Performance Cycle. The Committee will apply the Company's ranking, in such manner as the Committee may determine for any Performance Cycle, to determine the amount of the Award for each Participant.

5.3 PAYMENT OF AWARDS: Before payment of an Award, the Committee shall certify the amount of the Award. Payment of Awards shall be made solely in shares of the

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      Company's Common Stock. At the commencement of each Performance Cycle, potential Awards to be paid at the end of the Performance Cycle are expressed in dollars. At the end of each Performance Cycle, the cash amount of the Award is converted to shares of the Company's Common Stock based on the fair market value of such shares (as defined in Article 5.2(b)(ii) of the Plan) as of the end date of the Performance Cycle. The Award shares are not registered under the Securities Act of 1933, as amended, or any state securities laws. The shares are therefore restricted and the certificates will bear a legend evidencing the restriction.

5.4 DISCRETIONARY REDUCTION: The Committee shall retain sole and full discretion to reduce, in whole or in part, the amount of any Award otherwise payable to any Participant under this Plan.

5.5 DELIVERY OF COMMON STOCK: Certificates for shares of Common Stock in the number that are determined by the Award amount will be delivered as soon as reasonably possible after the end of the Program Cycle. No fractional shares shall be delivered; any amount applicable to fractional shares will be credited to the amount of tax withholding due from a Participant. The Company shall have no liability to deliver any shares of Common Stock under the Program unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

5.6 SHARE ADJUSTMENTS: In the event of any merger, consolidation, reorganization, stock split, stock dividend or other event affecting the Common Stock, an appropriate adjustment shall be made in the maximum number of shares specified in Article 3.4(f) which may be granted pursuant to an Award to any one Participant and the total number of shares available for Awards and in all other provisions of the Plan that include a reference to a number of shares, and in the numbers of shares covered by, and other terms and provisions of, outstanding Awards. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion.

5.7 EARLY DISTRIBUTION OF BENEFITS: Notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion, may authorize payment of an Award to a Participant in advance of the end of a Performance Cycle in any amount up to the full amount of the Award that would have been paid to the Participant at the end of the Performance Cycle upon attainment of the target goal for that Performance Cycle in any circumstance that, under section 162 of the Code and the regulations thereunder, would not disqualify the Plan as a performance-based compensation plan by reason of the exercise of such discretion by the Committee.

ARTICLE VI. TERMINATION OF EMPLOYMENT:

   In the event of the retirement, disability, or death of a Participant, or in the event of an involuntary termination of a Participant's employment with the Company or an Affiliate for reasons other than "Cause", prior to the end of a Performance Cycle, an Award will be paid to the Participant based on a pro rata adjustment of the target amount, adjusted for actual performance as of the date of termination of employment. In the event of an involuntary termination for "Cause" or a voluntary termination by the Participant prior to the end of a Performance Cycle, all benefits under the Plan will be forfeited by the Participant. For purposes of this Plan, "Cause" means any willful and continuous failure by the Employee to substantially perform his duties with the Company (unless the failure to perform is due to the Employee's Disability) or any willful misconduct or gross negligence by the Employee which results in material economic harm to the Company, or any conviction of the Employee of a felony. No act or failure to act shall be considered "willful" for purposes of this definition if the Employee reasonably believed in good faith that such act or failure to act was in, or not opposed to, the best interests of the Company. In the event of a willful and continuous failure by the Employee to substantially perform his duties, the Company shall notify the Employee in writing of such failure to perform and the Employee shall have a period of thirty (30) days after such notice to resume substantial performance of his duties.

ARTICLE VII. NON-TRANSFERABILITY:

   Except as may otherwise be permitted by the Committee, no Award shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the time in which the requirement of attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant's lifetime only to the Participant or, if permissible under applicable law, to the Participant's legal representatives.

ARTICLE VIII. TAXES:

   In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require a Participant to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

ARTICLE IX. AMENDMENT AND TERMINATION:

9.1 AMENDMENTS TO AND TERMINATION OF PLAN: Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that notwithstanding any other provision of the Plan, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would cause any compensation paid pursuant to any Award granted pursuant to the Plan to no longer qualify as "qualified performance-based compensation" within the meaning of
      Section 162(m) of the Code.

9.2 CORRECTION OF DEFECTS, OMISSIONS AND INCONSISTENCIES: Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, and Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.


ARTICLE X. MISCELLANEOUS:

10.1 GOVERNING LAW: The Plan shall be governed by and construed in accordance with the laws of the State of Maryland.

10.2 SEVERABILITY: If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan, or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, or the Award, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan, or any such Award, shall remain in full force and effect.

10.3 NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Affiliate.

10.4 NATURE OF PAYMENTS: Any and all payments pursuant to any Award granted hereunder shall constitute special incentive payments to the Participant, and, except as hereinafter provided, such payments shall not be taken into account in computing the amount of the Participant's remuneration for purposes of determining the amount of any benefit payable to or with respect to the Participant under any employee pension benefit plan or employee welfare benefit plan (as those terms are defined in Section 3 of ERISA) or under the supplemental executive retirement plan or in any agreement between the Company (or any Affiliate) and the Participant to provide similar benefits.

10.5 NO ILLEGAL TRANSACTIONS: The Plan and any Award granted hereunder are subject to all laws and regulations of any governmental authority which may be applicable thereto; and, notwithstanding any provision of the Plan or any Award, Participants shall not be entitled to receive the benefit of any Award, and the Company and any Affiliate shall not be obligated to pay any such benefits to a Participant, if such receipt or payment of benefits would constitute a violation by the Participant or the Company or any Affiliate of any provision of any such law or regulation.

10.6 HEADINGS: Headings are given to the Articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision.

                                                                           PROXY

                        MCCORMICK & COMPANY, INCORPORATED
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert J. Lawless, Carroll D. Nordhoff and Robert W. Skelton and each of them, the proxies of the undersigned, with several power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 20, 2002, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the Meeting:

    IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE 2002 McCORMICK MID-TERM INCENTIVE PLAN AND FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AS SET FORTH HEREIN, AND IN THE BEST DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS WHICH THE PROXIES DO NOT KNOW A REASONABLE TIME BEFORE THE SOLICITATION ARE TO BE PRESENTED AT THE MEETING, OR AS MAY OTHERWISE PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3


1.  ELECTION OF DIRECTORS:

-        01  B. H. Beracha
         02  J. T. Brady
         03  F. A. Contino
         04  R. G. Davey
         05  E. S. Dunn, Jr.
         06  J. M. Fitzpatrick
         07  F. A. Hrabowski, III
         08  R. J. Lawless
         09  J.C. Molan
         10  C. D. Nordhoff
         11  R. W. Schroeder
         12  W. E. Stevens
         13  K. D. Weatherholtz

         VOTE FOR  all nominees (except as marked)

         VOTE WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right)

         WITHHELD _____________________________________________________________


2. PROPOSAL TO APPROVE THE 2002 McCORMICK MID-TERM INCENTIVE PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                                       FOR  [ ]     AGAINST  [ ]    ABSTAIN  [ ]

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.
    THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE PROPOSAL.

                                       FOR  [ ]     AGAINST  [ ]    ABSTAIN  [ ]

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                             Date:

                                             -----------------------------------


                                             -----------------------------------

                                             (Please sign exactly as your
                                             name(s) appears on Proxy. If held
                                             in joint tenancy, all persons must
                                             sign. Trustees, administrators,
                                             etc. should include title and
                                             authority. Corporations should
                                             provide the full name of
                                             corporation and title of authorized
                                             officer signing the proxy.